CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




Amrion, Inc.
Boulder, Colorado


We hereby consent to the incorporation by reference in this Registration Statement of our report dated March 8, 1996 relating to the consolidated financial statements of Amrion, Inc. and subsidiary appearing in the Company's Annual Report on orm 10-K for the year ended December 31, 1995.


BDO SEIDMAN, LLP



Denver, Colorado
March 29, 1996